AMENDMENT

TO ARTICLES OF INCORPORATION

OF

CORNERSTONE CAPITAL CORPORATION

(changed herein to “GS INTERNATIONAL TECHNOLOGIES, INC.”)

In accordance with Section 78.390 of the Nevada Revised Statutes, as amended, Cornerstone Capital Corporation (the “Corporation”), a Nevada corporation, does hereby adopt the following amendments (the “Amendments”) to the Articles of Incorporation.

1. The Articles of Incorporation of the Corporation are hereby amended by deleting Article I in its entirety and inserting the following in lieu thereof:

ARTICLE I

NAME

The name of the Corporation hereby created shall be:

GS INTERNATIONAL TECHNOLOGIES, INC.

2. The Articles of Incorporation of the Corporation are hereby amended by adding a new Article IX, as follows:

ARTICLE IX

LIMITATION ON LIABILITY

A director or officer of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of section 78.300 of the Nevada Revised Statutes as it may from time to time be amended or any successor provision thereto.

3. Except as specifically provided herein, the provisions of the Corporation’s Articles of Incorporation shall remain unamended and shall continue in full force and effect.

4. By execution of these Articles of Amendment to the Articles of Incorporation, the president and secretary of the Corporation do hereby certify that the foregoing Amendments to the Articles of Incorporation were adopted as Amendments to the original Articles of

Incorporation of the Corporation by the shareholders of said Corporation at a special meeting of the shareholders of the Corporation held on July 7, 1992. As of June 19, 1992, the record date for such meeting, there was a total of 17,000,000 shares of the Corporation’s common stock issued and outstanding, of which 9,515,000 shares voted for the adoption of the foregoing Amendments to the Articles of Incorporation, and 300,000 shares were voted against the Amendments.

IN WITNESS WHEREOF, the foregoing Articles of Amendment to the Articles of Incorporation of Cornerstone Capital Corporation, have been executed the 9th day of July, 1992.

CORNERSTONE CAPITAL CORPORATION

ATTEST:

/s/ James C. Lewis	By /s/ Bill D. Gibson, President